Exhibit 5.1

F r a s e r a n d C o m p a n y

Fraser and Company LLP Barristers and Solicitors

July 27, 2006

United States Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

,

Dear Sirs:

Re:  Registration Statement on Form SB-2

We have acted as counsel to Reperio Exploration Inc., a Nevada corporation (the "Company"), in connection with the filing of a Registration Statement on Form SB-2 (the "Registration Statement") with respect to the registration under the Securities Act of 1933, as amended, of up to 2,000,000 shares of common stock of the Company, par value $0.10 per share (the "Shares") for sale by the Company.

We have examined the originals or certified copies of such corporate records, certificates of officers of the Company and/or public officials and such other documents and have made such other factual and legal investigations as we have deemed relevant and necessary as the basis for the opinions set forth below. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all documents submitted to us as copies. As a result of our review, subject to the assumptions stated above and relying on the statements of fact contained in the documents we have examined, we are of the opinion that the Shares to be sold under the ongoing SB-2 Registration Statement filed on July 27, 2006 as amended from time to time, when sold will be validly issued, fully paid and non-assessable.

This opinion letter is limited to the current federal laws of the United States and, to the limited extent set forth above, the Nevada Act, the Constitution of the State of Nevada, and reported judicial decisions interpreting those laws, as such laws presently exist and to the facts as they presently exist. We express no opinion with respect to the effect or applicability of the laws of any other jurisdiction. We assume no obligation to revise or supplement this opinion letter should the laws of such jurisdiction be changed after the date of the effectiveness of the Registration Statement by legislative action, judicial decision or otherwise.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the Registration Statement. We hereby consent to the discussion of this legal opinion within the Form SB-2 Registration Statement and any amendments thereof.

Yours truly,

FRASER and COMPANY

/s/ Fraser and Company

Suite 1200-999 West Hastings Street, Vancouver, B.C. V6C 2W2
Tel: (604) 669-5244 Fax: (604) 669-5791 E-mail: fraser@fraserlaw.com